Exhibit 23.a



                       CONSENT OF PRICE WATERHOUSE LLP,
                            INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Proxy Statement/Prospectus constituting part of this Registration Statement on Form S-4 of Compaq Computer Corporation ("Compaq") of our report dated January 21, 1997, which appears on page 54 of Compaq's 1996 Annual Report to Shareholders, which is incorporated by reference in its Annual Report on Form 10-K for the year ended December 31, 1996. We also consent to the incorporation by reference of our report on the Financial Statement Schedule, which appears on page 13 of such Annual Report on Form 10-K. We also consent to the reference to us under the heading "Experts" in such Proxy Statement/Prospectus.


/s/ Price Waterhouse LLP
PRICE WATERHOUSE LLP

Houston, Texas
July 30, 1997